Exhibit 99.1

FOR IMMEDIATE RELEASE

Access Integrated Technologies to Acquire Pavilion Movie Theater/Entertainment Complex in Brooklyn, New York

—Will Serve as Both Profit Center and Showcase for New Digital Cinema Technologies —

MORRISTOWN, N.J. – December 23, 2004 – Access Integrated Technologies, Inc. (“AccessIT”) (AMEX: AIX) today announced it has signed an agreement to acquire the businesses and assets of the Pavilion Movie Theater/Entertainment Complex (the “Pavilion”) in the Park Slope section of Brooklyn, New York.  The purchase price will include approximately $3.3 million in cash and a $1.7 million 5-year note.  Closing is subject to completion of due diligence and to obtaining financing satisfactory to AccessIT.

Designed for an evening of total entertainment, the Pavilion Complex includes the Living Room Café, a full-service restaurant, a club, and an eight-screen multiplex.  The popular showplace, housed in a 1926 art deco building is also undergoing expansion with the addition of a ninth movie screen.  It now regularly attracts over 500,000 admissions annually from upscale Park Slope and the surrounding communities.

The Pavilion will become an asset of Access Digital Media, the division of AccessIT and a leading provider of state-of-the-art digital film delivery and content management solutions and services, employing technologies that are revolutionizing the motion picture exhibition industry.  Access Digital Media’s “Theater Command Center” software application provides in-theater storage and play-back capabilities to digitally-equipped movie theaters around the United States.  Continuing to operate as a fully functional multiplex, the Pavilion will also become a showplace for AccessIT to demonstrate its integrated digital cinema solutions to the movie entertainment industry.

“In addition to being one of the most complete and attractive single site entertainment centers in Metro New York offering first run films, the Pavilion will afford AccessIT an ideal venue for demonstrating to the public, the media, and other exhibitors the company’s complete suite of services, software, and satellite or fiber delivery systems.  These systems were used to deliver nine major movies in the last half of this year.  It will be the first multiplex installation of our ‘Theater Command Center’ software, which allows theater owners to manage and operate all equipment as well as to receive and maintain a library of all movies, trailers and advertising showing in a multiplex” said Russell Wintner, President and COO of Access Digital Media.  Wintner continued, “We will also deploy the Vista Point of Sales system, and our Exhibitor Management System (EMS) for back-office, booking and accounting, both supported by AccessIT’s Hollywood Software business unit.”

Bud Mayo, President and Chief Executive Officer of AccessIT added:“Besides adding another positive cash flow generator to our business, we are tremendously excited about obtaining a fully operational showcase at the Pavilion for our unique set of full-service digital cinema solutions.  It’s another major step in our effort to build a company whose various components work together synergistically to serve all the needs of the film distribution and exhibition communities in the emerging digital era,” he added.

AccessIT’s management team is not new to film exhibition.  Mr. Mayo founded the Clearview Cinema chain (“Clearview”), developing it into a leading, publicly traded, circuit of movie houses in the New York tri-state area before it was acquired by Cablevision Systems Corp. (NYSE: CVC) in

1998. Other AccessIT officers, who later joined Mayo from Clearview, are Gary Loffredo, Senior Vice President and General Counsel; Brett Marks, Senior Vice President, Development; and Brian Pflug, Senior Vice President, Accounting and Finance and Dale Morris, Manager, Human Resources.  In addition, Russell Wintner and Gerd Jakuszeit an executive of Access Digital Media have extensive experience in movie theater operations.

Access Integrated Technologies, Inc. (AccessIT) is an early mover in offering a fully managed storage and delivery service for owners and distributors of digital content to movie theaters and other venues.  Supported by its robust platform of fail-safe Internet data centers, AccessIT is able to leverage the market-leading role of its Hollywood Software subsidiary with the innovative digital delivery capabilities of its Digital Media unit to provide the highest level of technology available to service the emerging digital cinema industry.

Safe Harbor Statement
Investors and readers are cautioned that certain statements contained in this document, as well as some statements in periodic press releases and some oral statements of AccessIT officials during presentations about AccessIT, along with AccessIT’s filings with the Securities and Exchange Commission, including AccessIT ’s registration statements, quarterly reports on Form 10-QSB and annual report on Form 10-KSB, are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Act”).  Forward-looking statements include statements that are predictive in nature, which depend upon or refer to future events or conditions, which include words such as “expects”, “anticipates”, “intends”, “plans”, “could”, “might”, “believes”, “seeks”, “estimates” or similar expressions.  In addition, any statements concerning future financial performance (including future revenues, earnings or growth rates), ongoing business strategies or prospects, and possible future actions, which may be provided by AccessIT’s management, are also forward-looking statements as defined by the Act.  Forward-looking statements are based on current expectations and projections about future events and are subject to various risks, uncertainties and assumptions about AccessIT, its technology, economic and market factors and the industries in which AccessIT does business, among other things.  These statements are not guarantees of future performance and AccessIT undertakes no specific obligation or intention to update these statements after the date of this release.

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Contact:

Suzanne Tregenza	Michael Glickman
AccessIT	The Dilenschneider Group
55 Madison Avenue	212.922.0900
Suite 300
Morristown, NJ 07960
973.290.0080
www.accessitx.com

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